UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☒  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GUITAR CENTER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)       Title of each class of securities to which transaction applies:

(2)       Aggregate number of securities to which transaction applies:

(3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state   how it was determined):

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On June 27, 2007, Guitar Center, Inc. (the “Company”), distributed the following communications to certain members of management of the Company:

Bain Capital Acquisition: Internal Q&A Revised 6/27/07

Q1: Why are we agreeing to be acquired by Bain Capital?
A: This deal delivers outstanding value to our stockholders. We also believe that this transaction will benefit our employees, customers, and vendors by giving us the additional flexibility afforded a private company to react as needed to changes in our industry as well as capitalize on future growth opportunities.

Q2: Why does Bain Capital want to buy Guitar Center?
A: Bain Capital recognizes the outstanding job Guitar Center has done building its Guitar Center, Musician’s Friend and Music & Arts brands and businesses, and positioning the Company for continued growth.

Q3: Is there a chance this transaction will not be completed?
A: There is always a chance the transaction will not close. We must continue to carry out our daily tasks and operate in a “business as usual” manner regardless of the outcome.

Q4: How much are they paying for our business?
A: The transaction is valued at approximately $63/share, representing a 26% premium to the closing price of Guitar Center’s stock as of yesterday and a 40% premium to the closing price on March 31st at the end of the first quarter.

Q5: What are the next steps toward completing the deal?
A: The merger is subject to stockholder approval which will take several months or longer. We currently anticipate completing the transaction in the fourth quarter of 2007.

Q6: Will my pay or benefits be affected?
A: We don’t anticipate any changes to your pay or benefits as a result of this transaction.

Q7: Will the existing management team remain?
A: Marty Albertson will remain CEO of the Company, and no other executive management changes are planned. Bain Capital has full faith in current management and views it as the best team to lead the Company into its next phase.

Q8: Will any of our current policies, procedures and work processes change with the new ownership structure?
A: We don’t expect any of our current policies, procedures or work processes to change as a result of this transaction. We are fully committed to maintaining the culture and best practices in our organization.

Q9: Are there any changes expected to be made to the Company’s stores or other operations?
A: This transaction will not affect our stores or any of our other operations.

Q10: What happens to my unvested stock options?
A: We anticipate that all previously granted options would fully vest and be cashed out at the closing.

Q11: What happens to my vested stock options?
A: All vested options would be cashed out at closing.

Q12: What happens to the Employee Stock Purchase Program (ESPP)?
A: The ESPP for the first half of 2007 (first purchase period) will continue and result in a stock purchase at the end of June. The ESPP will then be shut down, and no employee deductions would be made in the second half of the year. Existing shares that you own will be cashed out at closing.

Q13: How has this news been communicated to vendors?
A: The Merchandising team, led by Jay Wanamaker & Gene Joly, is executing a comprehensive communications plan to proactively share the news with all vendors.

Q14: What will be the impact of the transaction on our customers?
A: We do not anticipate any impact to our customers whatsoever. In fact, we anticipate this transaction may open up new opportunities for us to better serve our customers as the Company continues to grow and evolve with our new partners.

Q15: I interact with vendors and customers. What should I tell them?
A: For Vendors: The acquisition by Bain Capital in no way affects our commitment to you or the relationship we have with you. We remain dedicated to maintaining the important relationship we have with you.
For Customers: The acquisition by Bain Capital in no way affects our commitment to you or the quality of service we provide.

Q16: What do I do if the press or an investor calls me?
A: Please do not speak with local media, press, or investors. Please direct all calls to Leigh Parrish at our communications firm Financial Dynamics (Tel: 212.850.5651 or Email: leigh.parrish@fd.com).

Please direct any additional questions to your respective EVPs for resolution or forwarding to the appropriate resource.

BAIN CAPITAL ACQUISITION: MANAGER TALKING POINTS Rev: June 27, 2007

ISSUE	KEY MESSAGES
Today’s Announcement	▪	This morning we announced that Guitar Center had signed a definitive agreement to be acquired by Bain Capital Partners, a leading global private investment firm.
	▪	A letter from Marty Albertson has been sent to each of you via email along with a copy of today’s press release.
	▪	This is a tremendous opportunity for our company, employees, customers, and stockholders.
▪
We look forward to working with Bain Capital. We are committed to maintaining our vendor relationships and expect our customers will continue to experience the same quality and selection of musical instrument products as well as the high level of service and professional advice through our stores and our websites.

The Merger Transaction	▪	The total transaction value, including assumed debt, is approximately $ 2.1 billion.
▪
Under terms of the merger agreement, stockholders will receive $63 in cash in exchange for each share of Guitar Center common stock they own. This represents a 26% premium over the closing price of Guitar Center’s shares on June 26, 2007.

	▪	The merger needs to be approved by the Company’s stockholders (a process which will take several months). The transaction is expected to close in the fourth quarter of 2007.

Management Structure	▪	Marty Albertson will remain CEO of the Company and no other executive management changes are planned.
	▪	Bain Capital has full faith in current management and views it as the best team to lead the Company.

Communication	▪	We are absolutely committed to open communication with all of you, and will make every effort to inform you of any other news as soon as we can.

Organization/ Employment	▪	This transaction will not affect our stores or any of our other operations.
	▪	We don’t expect any of our current policies, procedures or work processes to change as a result of this transaction.
	▪	We are fully committed to maintaining the culture and best practices from our organization.

Business as Usual/ Morale	▪	Nothing will change in the immediate future.
	▪	Today we are in a stronger position than ever before and this is largely because of each of you, and you should be proud of the role you have had in making today’s announcement possible.
	▪	We would like everyone to stay focused on their day-to-day jobs. Your work is what got us to the point we’re at today and we ask that you continue to make us proud.
	▪	Guitar Center has always been an organization that values teamwork, dedication, innovation, and loyalty and this is something that won’t change.

Vendor Questions	▪	Please refer any questions from vendors to Jay Wanamaker (818.735.8800, x2308)

Media/Investor Questions	▪
Please do not speak with the media or investors if they call you. Please refer any calls from the media or investors to Leigh Parrish at our communications firm Financial Dynamics (Tel: 212.850.5651, email leigh.parrish@fd.com).

Forward-Looking Statements

This schedule includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of management of Guitar Center, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) Guitar Center, Inc. may be unable to obtain shareholder approval required for the transaction; (2) Guitar Center, Inc. may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Guitar Center, Inc. or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (5) the businesses of Guitar Center, Inc. may suffer as a result of uncertainty surrounding the transaction; (6) the financing required for Bain Capital to complete the transaction may be delayed or may not be available and (7) Guitar Center, Inc. may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Guitar Center, Inc. are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.sec.gov . Unless required by law, Guitar Center, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Merger will be Filed with the SEC:

In connection with the proposed merger, the Company will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The Company’s stockholders are urged to read the proxy statement and other relevant materials carefully when they become available because they will contain important information about the Merger and the Company. Stockholders may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when they become available) by directing a request by mail or telephone to Investor Relations, Guitar Center, 5795 Lindero Canyon Road, Westlake Village, California 91362, telephone 1-818-735-8800 or from the Company’s website, www.guitarcenter.com.

The Company and its directors, executive officers, and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may be different from those of the Company’s stockholders generally, is set for the in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and also will be set forth in the proxy statement relating to the merger when it becomes available.